UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

Payment of Filing Fee (Check the appropriate box)
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PROXY COMMUNICATION STATEMENT:

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders.  Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information.  Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

 FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES
EXPLORATION OF STRATEGIC ALTERNATIVES FOR
NON-CORE MISSES APPAREL CATALOGS;
ADDITIONAL CAPITAL BUDGET REDUCTIONS;
  PLANNED REFINANCING OF REAL ESTATE ASSETS

BENSALEM, PA., April 25, 2008 - Charming Shoppes, Inc., (Nasdaq: CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel,  announced today that its Board of Directors is exploring a broad range of operating and strategic alternatives for its non-core misses apparel catalog titles in order to provide a greater focus on its core brands, Lane Bryant, Catherines and Fashion Bug, and to enhance shareholder value.  The Company has retained Banc of America Securities and Lehman Brothers as its financial advisors in connection with this process.  The Company noted that there can be no assurance that this process will result in any specific course of action or transaction.  The Company does not intend to comment further on this evaluation until final determinations have been made.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. stated, “Our commitment to our multi-brand, multi-channel strategy remains a key element of our long term strategy. Our core plus apparel brands possess leading market positions and strong long-term growth opportunities, and we will continue to utilize our direct-to-consumer infrastructure to further develop these core brands.  We have received a number of inquiries from qualified third parties and are evaluating several alternatives for our non-core apparel catalog titles which would allow us to focus exclusively on and accelerate the growth of our core plus apparel businesses, with the goal of enhancing shareholder value.” Bern continued, “Additionally, despite our strong liquidity, which includes cash on the balance sheet and a fully-committed line of credit, we have made the generation and conservation of cash a priority during the current economic downturn. To that end, our ongoing review of our operations and strategic assets has determined that we are able to commit to further reduce our budgeted capital expenditures by an additional $20 million during the current fiscal year, which will be generated from both reduced spending on store infrastructure and growth and from further capital reductions in non-critical infrastructure improvements. This reduction is in addition to our previously announced reduction of $43 million for fiscal year 2009. In total, this $63 million reduction in planned capital spending for the current year now represents a decrease of nearly 50% compared to our fiscal year 2008 capital expenditures.

“Further,” Bern stated “we believe a refinancing of certain of our real estate assets would generate meaningful additional net cash proceeds to the Company. As a result, we anticipate executing on this refinancing during the second quarter of the current fiscal year.”

At February 2, 2008, Charming Shoppes, Inc. operated 2,409 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes' Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our identified strategic solution for our non-core misses apparel catalog titles and the refinancing of certain real estate assets, the failure to effectively implement our planned cost and capital budget reduction plans, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc. and began the process of mailing its definitive proxy statement and a GOLD proxy card to shareholders. Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information. Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website, www.sec.gov, or at Charming Shoppes’ website at www.charmingshoppes.com. In addition, copies of Charming Shopppes proxy materials, along with a GOLD proxy card, may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with the SEC on April 2, 2008.

INVESTOR AND ANALYST CONTACT:
Gayle M. Coolick
Director of Investor Relations
Charming Shoppes, Inc.
(215) 638-6955

MEDIA CONTACT:
Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449